Exhibit h 3 e

ECLIPSE FUNDS INC.

NOTICE OF FEE WAIVER

THIS NOTICE OF FEE WAIVER is provided as of the 11th day of September, 2009, to Eclipse Funds Inc., a Maryland corporation (the “Corporation”), on behalf of its series listed on Schedule A (the “Funds”), by New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Manager has entered into an Amended and Restated Management Agreement with the Trust (the “Management Agreement”), pursuant to which the Manager is compensated based on the average net assets of the Funds and such compensation is paid by the Funds (“Management Fees”);

WHEREAS, the Manager believes that it is appropriate and in the best interests of the Manager, the Funds, and the Funds’ shareholders to reduce the Management Fees of the Funds; and

WHEREAS, the Manager understands and intends that the Funds will rely on this Notice in preparing amendments to a registration statement on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Funds to do so;

NOW, THEREFORE, the Manager hereby provides notice as follows:

1.	Fee Waivers by the Manager. The Manager agrees, effective at the close of business on September 11, 2009, to waive a portion of its Management Fees as set forth on Schedule A.

2.
Duration and Termination. The Manager’s undertaking to waive fees may be modified or terminated only with the approval of the Board of Directors; provided, however, no such modification will be made in a manner inconsistent with the terms of the current prospectus.

3.	Other Agreements. This Notice supersedes any prior Notice of Fee Waiver related to the Management Agreement.

IN WITNESS WHEREOF, the Manager has signed this Notice as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:	/s/ Stephen P. Fisher
Stephen P. Fisher
Senior Managing Director

SCHEDULE A

(As of close of business on September 11, 2009)

Management Fee Waivers

The Manager has agreed to fee waivers such that the management fees for the Funds listed below shall be:

FUND/CLASS	FEE WAIVER	MANAGEMENT FEE AFTER WAIVER
MainStay Retirement 2010 Fund	0.10%	0.00%
MainStay Retirement 2020 Fund	0.10%	0.00%
MainStay Retirement 2030 Fund	0.10%	0.00%
MainStay Retirement 2040 Fund	0.10%	0.00%
MainStay Retirement 2050 Fund	0.10%	0.00%
MainStay Intermediate Term Bond Fund	0.10% 0.075% 0.075%	0.50% on assets up to $500 million; 0.50% on assets between $500 million and $1 billion; and 0.475% on assets in excess of $1 billion